Exhibit 10.1

AMENDMENT TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is made and entered into effective as of September 27, 2011 (“Effective Date”), by and between SO WEHREN HOLDING CORP., a Delaware corporation (“Seller”) and TNP SRT OSCEOLA VILLAGE, LLC, a Delaware limited liability company “Buyer”).

RECITALS:

A. Seller and Buyer (as successor by assignment to TNP Acquisitions, LLC, a Delaware limited liability company) are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of September 1, 2011 (the “Purchase Agreement”), in connection with the purchase and sale of certain property located at 3020-3086 Dyer Road, in the City of Kissimmee, County of Osceola, State of Florida, as more particularly described in the Purchase Agreement (the “Property”).

B. Seller and Buyer desire to amend the Purchase Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

1. Recitals. The above recitals are true and accurate and are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning ascribed to those terms in the Purchase Agreement.

2. Feasibility Period; No Contingencies or Conditions. Buyer acknowledges and agrees that Buyer has performed all desired inspections of the Property and that Buyer is satisfied with the results of said inspections and has approved the Property and the Property Documents. Buyer further acknowledges and agrees that: (a) the Feasibility Period has ended and Buyer’s cancellation rights pursuant to the terms of Paragraph 10 of the Purchase Agreement are hereby waived and are no longer effective; (b) all contingencies and conditions to the Buyer’s obligation to consummate the transactions contemplated by the Purchase Agreement are hereby waived and removed, including, without limitation, the conditions set forth in Paragraph 8.2 of the Purchase Agreement; (c) Buyer has waived its right to provide Seller with objections to title and survey and Buyer has received the Title Commitment from the Title Company as described in Paragraph 10.1 of the Purchase Agreement and is fully satisfied with the Title Commitment, including, without limitation, all exceptions and requirements set forth therein; and (d) the Deposit is non-refundable and shall be released to Seller on the Effective Date in accordance with the terms of this Amendment, and any and all rights which Buyer may have to terminate the Purchase Agreement and receive a refund of the Deposit are hereby waived and are of no further force or effect, except for Buyer’s right to terminate the Purchase Agreement and receive a refund of the Deposit pursuant to Paragraph 13.2(a) of the Purchase Agreement in the event Closing fails to occur because of Seller’s default, subject to all applicable notice and cure periods set forth in the Purchase Agreement. Buyer acknowledges and agrees that Seller has complied with all of the terms of the Purchase Agreement and is not in default under the Purchase Agreement.

3. Release of Deposit to Seller. Seller and Buyer hereby instruct Escrow Holder to immediately release to Seller the Deposit in the amount of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00). This Amendment shall only be effective upon Seller’s receipt of the Deposit pursuant to this Paragraph and if Seller does not receive the Deposit before 5:00 p.m. EDT/EST on September 28, 2011, this Amendment shall, at Seller’s option upon notice to Buyer and Escrow Holder, terminate and be of no further force and effect without the need for further instructions or acknowledgements by the Parties; provided, however, that the instruction to the Escrow Holder to immediately release the Deposit to Seller shall survive termination of this Amendment.

4. Additional Deposits. Buyer shall deliver the following non-refundable additional deposits (collectively, the “Additional Deposits”) to Escrow Holder by wire transfer of immediately available federal funds on the following dates:

(a) Buyer shall pay to Escrow Holder an Additional Deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) on September 28, 2011.

(b) Buyer shall pay to Escrow Holder an Additional Deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) on October 3, 2011.

The Additional Deposits shall be non-refundable to Buyer, except in the event Buyer is entitled to receive a refund of the Deposit pursuant to Paragraph 13.2(a) of the Purchase Agreement in the event Closing fails to occur because of Seller’s default, subject to all applicable notice and cure periods set forth in the Purchase Agreement. Upon receipt of each of the Additional Deposits from Buyer, Escrow Holder shall release the Additional Deposits to Seller on the same day on which Escrow Holder receives the applicable Additional Deposit from Buyer. All references to the Deposit as used in this Amendment and in the Purchase Agreement shall include the Additional Deposits. The Additional Deposits paid by Buyer shall be applied to payment of the Purchase Price upon Closing. Notwithstanding anything set forth in the Purchase Agreement to the contrary, Buyer’s failure to timely deliver any of the Additional Deposits in accordance with the terms of this Amendment shall constitute a default by Buyer under the Purchase Agreement, whereupon Seller shall be entitled to terminate the Purchase Agreement in accordance with Paragraph 12 of the Purchase Agreement. If the Purchase Agreement is terminated as set forth herein, the Parties shall be relieved of their obligations under the Purchase Agreement except as expressly provided otherwise therein, and the Deposit, including, without limitation, all of the Additional Deposits delivered by Buyer at the time of said default, shall be disbursed by Escrow Holder to Seller, or retained by Seller, as applicable, as liquidated damages in accordance with Paragraph 12 of the Purchase Agreement.

5. Extension of Closing Date. Paragraph 2.2 of the Purchase Agreement is amended to reflect that the Closing Date is extended to October 10, 2011.

6. Conflict. Except as specifically modified in this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the terms of the Purchase Agreement, then the terms of this Amendment shall control. This Amendment shall be construed and enforced in accordance with the laws of the State of Florida and shall be binding upon the successors and assigns of the parties hereto.

7. Counterparts; Electronic Delivery. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Amendment. To facilitate execution and delivery of this Amendment, the parties may execute and exchange executed counterparts by facsimile or e-mail in a PDF file to the other party or to the other party’s counsel. Facsimile signatures or signatures in a PDF file shall have the same legal effect as original signatures.

IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment effective as of the date first set forth above.

SELLER:

SO WEHREN HOLDING CORP., a Delaware corporation

By:	/s/ Dottie Jensen
Dottie Jensen, Authorized Officer

BUYER:

TNP SRT OSCEOLA VILLAGE, LLC,
a Delaware limited liability company

By:	TNP Strategic Retail Operating Partnership, L.P., a Delaware limited partnership its Sole Member

	By:	TNP Strategic Retail Trust, Inc., a Delaware corporation its general partner

		Print Name:	/s/ James Wolford
Name: James Wolford
Its: CFO

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